Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-4 of (1) our report dated March 19, 2004, except for Note 24, as to which the date is August 5, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142) relating to the consolidated financial statements of Borden Chemical, Inc. and (2) our report dated February 11, 2005 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the adoption of Statement of Financial Accounting Standards No. 142) relating to the combined financial statements of Borden Chemical Canada, Inc. and Affiliates, both appearing in the Prospectus, which is part of this Registration Statement, and (3) our report dated March 19, 2004 relating to the financial statement schedule of Borden Chemical Inc. appearing elsewhere in this Registration Statement.

We also consent to the reference to us under the headings “Selected Historical Financial Data” and “Experts” in such Prospectus.

Deloitte & Touche LLP

Columbus, Ohio

February 13, 2005